UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 3, 2006

Technology Solutions Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19433	363584201
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

205 N. Michigan Avenue, Suite 1500, Chicago, Illinois		60601
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-228-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On April 3, 2006, Technology Solutions Company ("TSC") announced the appointment of David B. Benjamin as its President, effective April 1, 2006. A copy of the press release, dated April 3, 2006, announcing this change is attached to this report and is incorporated by reference herein as Exhibit 99.1.
Mr. Benjamin has an employment agreement which provides for him to serve as the Company’s President at a minimum annual salary of $350,000. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days’ written notice. If Mr. Benjamin’s employment is terminated by the Company, he will be entitled to receive his salary, a lump-sum of $150,000, a pro-rated portion of his bonus, and health insurance benefits for a one-year period following the termination. Mr. Benjamin is receiving a 35,000 share inducement option grant, which will become exercisable if his employment is terminated by the Company. Mr. Benjamin may voluntarily terminate his employment with the Company (but have the termination treated as if he was terminated by the Company as per above) during the 30 day period commencing on the earliest of (i) June 1, 2007; (ii) the date of appointment by the Company of a permanent (non-interim) Chief Executive Officer who is not Mr. Carl F. Dill, Jr. or Mr. David Benjamin; and (iii) the date of the appointment by the Company of an interim Chief Executive Officer who is not a member of the Company’s Board of Directors. If, following a change in control of the Company, (i) Mr. Benjamin’s title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (ii) his employment with the Company is terminated following his refusal to permanently relocate to any location outside of the Chicago metropolitan area, he will be entitled to receive his salary, a lump-sum payment of $150,000, bonus and health insurance benefits for a one-year period following the termination. Also upon a change in control, Mr. Benjamin’s unvested options will become exercisable. If Mr. Benjamin’s employment with the Company is terminated because of his death or disability, he or his designated beneficiary will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following the termination.
"Change in control" is defined in the employment agreement, as (i) the acquisition by any individual, entity or group, of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of common stock of TSC; (ii) the approval of the stockholders of TSC of a merger, where immediately after the merger, persons who were the holders of a majority of TSC’s outstanding common stock immediately prior to the merger fail to own at least a majority of the outstanding common stock of the surviving entity in substantially the same proportions as their holdings of TSC common stock immediately prior to the merger; or (iii) the sale of substantially all of the assets of TSC other than to a corporation in which more than 60% of the outstanding shares are beneficially owned by the individuals and entities who are the beneficial owners of the Company stock prior to the acquisition. In addition, the employment agreement contains non-competition and non-solicitation provisions that are effective for one year following the termination of employment with the Company.
As previously announced in a Report on Form 8-K filed on March 16, 2006, TSC acquired the management consulting business of Charter Consulting, Inc. Mr. Benjamin owns 85% of the outstanding shares of Charter. TSC paid $3.8 million for the Charter business, consisting of $1.4 million in cash and $1.4 million in TSC shares, as well as the assumption of $1 million in certain liabilities. In addition, TSC will make an additional contingent cash payment to Charter of up to $1.4 million if certain revenue and operating profit targets are met.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report:

Exhibit No. 99.1 - Press Release issued by Technology Solutions Company dated April 3, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technology Solutions Company

April 4, 2006	By:	Sandor Grosz

Name: Sandor Grosz
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Text of Press Release, dated April 3, 2006, titled Technology Solutions Company Appoints New President